Exhibit 99.2

Transcript of

MATRIX SERVICE COMPANY

Fourth Quarter & FY2010 Year End Results

September 28, 2010

Participants

Thomas Long, Vice President and CFO – Matrix Service Company

Mike Bradley, President and CEO – Matrix Service Company

Presentation

Operator

Greetings and welcome to Matrix Service Company’s Fourth Quarter and Fiscal Year end 2010 Results. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. (Instructions given) As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Thomas Long, Chief Financial Officer for Matrix Service Company. Thank you, Mr. Long. You may begin.

Thomas Long, Vice President and CFO – Matrix Service Company

Thank you, Doug. I’d like to now take a moment to read the following. The various remarks that the company may make about future expectations, plans and prospects for Matrix Service Company constitute forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of the various factors, including those discussed in our annual report on Form 10-K for our fiscal year ended June 30, 2010, and in subsequent filings made by the company with the SEC.

The presentation contains non-GAAP numbers and we have provided the necessary reconciliation to GAAP and related information on our Web site at www.matrixservice.com and in our press release today.

I would now like to turn the call over to Mike Bradley, President and CEO of Matrix Service Company.

Mike Bradley, President and CEO – Matrix Service Company

Thanks, Tom. Good afternoon, everyone. We appreciate you joining us today to discuss the results for the fourth quarter and fiscal year ended June 30, 2010. We apologize for the short notice, but given the circumstances we hope that you understand. We felt that it was important to discuss our earnings at the time we file our 10-K.

Before I turn the call back over to Tom to discuss the financial results, I would like to comment on our overall operating performance in fiscal 2010, address the special items impacting our results in the fourth quarter and for the fiscal year, and comment on the delay in filing our 10-K.

Regarding the delay, during the week of September 7th, we became aware of a potential fraud scheme against Matrix involving an outside party and a small number of employees in one of our U.S. operating units, which we believe warranted a thorough investigation to identify whether and to what extent wrongdoing had occurred. Our initial findings did not reveal a material loss, as stated in our press release on September 10th, which was verified upon further investigation.

In addition, our investigation confirmed that no accounting personnel were involved. In light of the results of our investigation, we will not be discussing this matter further, except to say that we intend to report our findings to appropriate law enforcement authorities and are committed to conducting business in conformity with the highest legal and ethical standards. Because this matter may be referred for prosecution, I am unable to provide you with further details beyond those which are included in our 10-K filing.

To summarize our overall performance for fiscal 2010, the business environment continued to be very challenging and competitive across most of our business lines. The biggest impact came from delays in project awards and in much softer than expected turnaround in maintenance environments during the last two quarters. While our fourth quarter remained soft, several project awards did materialize, which resulted in a 17% increase in backlog compared to the third quarter. Excluding non-routine charges and losses at a Gulf Coast project, the company earned $0.54 for fully diluted share in fiscal 2010.

Our balance sheet remains very strong and we generated positive cash flow despite a very tough environment. While the fourth quarter was softer than expected, we are beginning to see improvement in our business, particularly in the aboveground storage tank, electrical/instrumentation and power markets as we roll into fiscal 2011, which I will discuss later. Clearly, the results of the fourth quarter and the fiscal year did not meet our expectations due in part to some non-routine charges, which I will now comment on.

On September 7th, we successfully mediated the legal matters in the state of California related to wage and hour disputes, which were disclosed in the third quarter 10-Q. We reached a preliminary resolution on these matters, which when approved by the court will constitute a full and complete settlement. We anticipate the court’s approval will occur in the near-term. Consistent with the preliminary settlement, we recorded a $5.1 million pretax charge in the fiscal year or a reduction in fully diluted earnings per share of $0.12.

Regarding the Gulf Coast project, our Gulf Coast small cap construction unit entered into a series of small contracts to provide civil and mechanical services for a new customer as part of a larger plant expansion. The owner awarded the work in a series of small contracts to multiple contractors, which led to an extremely congested job site resulting in low productivity. In addition, the site experienced substantial weather delays during the course of construction. Together, these issues resulted in significant cost overruns and the issuance of numerous change orders.

While we are working with the client to recover a portion of our costs, we recorded a pretax charge of $5.4 million in the fiscal year given the uncertainty of collection on change orders. Our scope of work is substantially complete; therefore, our future exposure is not material. Our review of these projects led to some operational changes that will further enhance our project selection criteria.

While the impact of these items is disappointing, we are encouraged given a number of recent positive developments. In the fourth quarter we received several major project awards with a number of additional opportunities developing in the near-term. The power, electrical/instrumentation business is picking up and we are increasing capital spending and hiring to build capacity in response to new project awards and developing opportunities. Our cash position remains strong and we finished the fiscal year with excellent safety performance.

Finally, with the exception of the items I just spoke to, our operating units have maintained a high level of execution excellence throughout this period of challenging economic and competitive conditions. Our overhead absorption rates in the fiscal year were impacted by retention of key personnel given our expectation of project awards that did not materialize until much later in the fiscal year. This did have an adverse impact on our overall gross margins; however, many projects have now been awarded and we are well positioned to effectively execute this work.

We are encouraged with the market activity in our core business, but remain cautious on the downstream petroleum turnaround and repair maintenance markets. While the ability to predict the timing of future awards remains challenging, we are optimistic that the increased level of project awards and the breadth of near-term opportunities will result in improved financial performance in fiscal 2011.

After Tom’s comments, I will conclude the call with a discussion of our outlook and guidance for fiscal 2011. I will now turn the call over to Tom to discuss our financial results.

Thomas Long, Vice President and CFO – Matrix Service Company

Thanks, Mike. In our press release this afternoon we disclosed the detailed results for the fourth quarter and the full year of fiscal 2010, so I will briefly review the financial results excluding the impacts of the non-routine charges and the project losses at the Gulf Coast site that Mike mentioned.

Revenues for the fourth quarter ended June 30, 2010 were $141 million compared to $180 million in fiscal 2009. The decrease of $39 million was primarily due to a decline in our business volume as many customers continued to be cautious with their capital spending plans leading to delays in project awards, downsizing of project scopes and reductions in maintenance spending.

Net income for the fourth quarter of fiscal 2010 adjusted for the non-routine charges and the Gulf Coast project losses was $0.9 million or $0.03 per fully diluted share. Net income was $6.7 million or $0.26 for fully diluted share in the comparable period a year earlier.

Construction Services segment revenues declined to $87 million in the quarter compared to $101 million in the same period last year, primarily due to lower demand in the downstream petroleum market. Revenue in the E&I market increased in the fourth quarter compared to the same period last year as a result of improved performance at S.M. Electric, which helped to partially offset the slowdown in the downstream petroleum market.

Repair & Maintenance Services segment revenues decreased to $54 million in the fourth quarter compared to $79 million in the prior year. This decline resulted from lower demand in the downstream petroleum and aboveground storage tank markets. Excluding the impact of the non-routine charges and losses on the Gulf Coast projects, consolidated gross margin were 8.1% for the fourth quarter with Construction Services achieving gross margins of 8.4% and Repair & Maintenance Services generating gross margins of 7.8%.

Gross margins in the quarter were negatively impacted by the non-routine charges, losses on the Gulf Coast projects and under absorption of construction overhead costs, as volumes remained low. This resulted in gross margins in Construction Services segment being 1.5% and 4.6% in the Repair & Maintenance Services segment. Consolidated gross margins were 2.7%.

In the fourth quarter we reduced SG&A expenses by an additional $2 million compared to the same period last year before these non-routine charges and the project losses at the Gulf Coast site as a result of reductions in personnel and administrative costs. As we move into fiscal 2011, we will continue our focus on maintaining a competitive cost structure based on the volume of work we believe we can capture.

Fiscal 2010 revenues were $551 million; a decrease of $139 million from consolidated revenues of $690 million in fiscal 2009. We did not experience the full year effect of the recession in our core markets until the second half of fiscal 2009; therefore, the comparable prior year revenues were only partially impacted by the effects of the recession.

Net income for fiscal 2010, adjusted for charges, was $14.4 million or $0.54 for fully diluted share. Net income was $30.6 million or $1.16 for fully diluted share in fiscal 2009.

Construction Services segment revenues declined to $321 million in fiscal 2010 compared to $395 million in fiscal 2009 due to lower demand in the downstream petroleum market and above-ground storage tank markets.

Revenues in the Electrical/Instrumentation market increased from fiscal 2009 to fiscal 2010 as a result of the S.M. acquisition, which helped to partially offset the slowdown in the downstream petroleum and aboveground storage tank market.

Repair & Maintenance Services segment revenues decreased to $230 million in fiscal 2010 compared to $295 million in the prior year. This decline resulted from lower demand in the downstream petroleum market and the aboveground storage tank market.

Excluding the impact of the non-routine charges and project losses at the Gulf Coast site, consolidated gross margins were 11.7% for fiscal 2010 with Construction Services achieving gross margins of 13.4% and Repair & Maintenance Services generating gross margins of 9.3%. Gross margin for fiscal year were negatively impacted by the non-routine charges and under absorption of construction overhead resulting in gross margins in the Construction Services segment of 10.7% and 8.1% in the Repair & Maintenance Services segment, with consolidated gross margins of 9.6%.

The adjusted results for fiscal year 2010, excluding charges relating to: first, the losses on the projects at the Gulf Coast site where we reported a pretax charge of $4.6 million during the fourth quarter and $5.4 million for the year; preliminary settlement of a legal matter in California where we reported a pretax charge of $3.1 million during the fourth quarter and $5.1 million for the year; next was the write-down of the claims receivable acquired in the February 2009 acquisition of S.M. Electric where we recorded pretax charges totaling $2.9 million in fiscal 2010. There were no charges in the fourth quarter. Claims receivable collection costs incurred to pursue recovery of the claims acquired in the S.M. Electric acquisition, which were higher than estimated, resulted in a pretax charge of $0.4 million during the fourth quarter and $1.9 million for the year.

GAAP net income fully reflecting all of these charges I just went over was a loss of $4.2 million for the fourth quarter and for the fiscal year ended June 30, 2010, net income was $4.9 million. The GAAP fully diluted earnings per share reflecting all these charges was a loss of $0.16 for the fourth quarter 2010, while fully diluted earnings per share was $0.18 for the fiscal year ended June 30, 2010.

Cash flows from operations generated $23 million from May 31, 2009 to June 30, 2010. Over this period, capital expenditures totaled $6 million with capital lease payments of $1 million, which resulted in a cash balance of $51 million on June 30, 2010, compared to an opening balance of $35 million on May 31, 2009. During fiscal 2010, the company did not draw on our $75 million senior credit facility, and at June 30, 2010, we utilized $12 million in capacity for Letters of Credit.

In addition, during fiscal 2010, we increased our bonding capacity significantly to $400 million, which we believe is necessary to support the continued growth of our business. With our strong balance sheet and financial flexibility, we are well positioned to capitalize on future business opportunities.

Finally, as a result of the charges related to the California legal matter, at June 30, 2010 the company violated the fixed charge coverage ratio covenant under our senior credit facility. The company was granted a waiver for the covenant violation in the fourth quarter and we executed an amendment on September 24th to allow for the add-back of the costs associated with the California legal matter to our trailing fourth quarter EBITDA calculation. This amendment will favorably impact the calculations of the fixed charge coverage ratio and the senior leverage ratio beginning in the first quarter of fiscal 2011.

With that, I will turn the call back over to Mike to discuss our outlook and guidance for fiscal 2011.

Mike Bradley, President and CEO – Matrix Service Company

Thanks, Tom. While the economic downturn impacted all of our business sectors throughout fiscal 2010, as I mentioned, we are beginning to experience improvements in many of our markets led by aboveground storage tank and the Power and Electrical/Instrumentation markets. In our press releases of June 4, 2010 and June 30, 2010, Matrix Service announced major awards for the design, procurement, fabrication and construction of new oil storage facilities. Since the close of fiscal 2010, Matrix Service has received additional awards for approximately 9 million barrels of new storage capacity, and we are actively bidding new project opportunities whose execution will extend throughout fiscal 2011 and beyond.

The increase in storage construction is in part the result of continued development of the Canadian oil sands and related pipeline construction. In addition, we are seeing energy trading companies looking to add storage as well.

Many projects, which were delayed or canceled in reaction to the recession and drop in oil prices, are now moving forward as the long-term outlook improves. Matrix Service is equipped to respond quickly to these market needs as we have retained our key execution personnel and maintained significant throughput capacity at our fabrication facility in Oklahoma.

In addition to the strong AST new tank market, a significant overhaul is taking place to the high voltage electrical infrastructure throughout the U.S. These initiatives are driven by a combination of factors including the need to improve the reliability and efficiency of the nation’s electrical grid and the need to connect renewable energy projects to the grid as well. The growth in these two market sectors has enabled Matrix Service to increase backlog by $51 million in the fourth quarter to $350 million at fiscal year end. This positive trend has continued in the first quarter of fiscal 2011.

We’re also seeing more opportunities in the Construction Services segment with potentially significant opportunities in our specialty AST business line, which includes spheres, cryogenic storage and import/export terminals. Our job funnel remains robust and includes a broad range of projects across all markets driven by our business development efforts and diversification strategies.

As the new fiscal year unfolds, we expect our focus in the Gulf Coast, Western Canada and Latin America arenas will begin to produce significant opportunities for the company. The downstream repair and maintenance market, however, remains relatively soft. While a modest uptick in bid volume has occurred, it is offset by continued pressure on gross margins. The scope and complexity of these opportunities has diminished and the timing between major outages has lengthened. We believe these conditions are likely to remain unchanged in the near-term as refiners continue to evaluate their capacity and cost structure.

With regard to our turnaround market, fiscal 2011 is shaping up to be consistent with fiscal 2010 with many announced facility outages being delayed into calendar year 2011. While we expect some fluctuation in the revenue stream during the first half of fiscal 2011, the upward trend in refinery utilization rates suggest that the cycle of domestic turnarounds may firm up during the course of the calendar year 2011. While we expect some fluctuations in the revenue stream during the first half of fiscal 2011, the upward trend in refinery utilization rates suggests that the cycle of domestic turnarounds may firm up during the course of calendar year 2011.

At this time, Matrix Service is anticipating more than a dozen turnaround projects of varying scope and complexity during the upcoming fiscal year. These projects include both traditional customers as well as new facilities resulting from our diversification and business development efforts. We remain cautious in our outlook for the downstream petroleum market; however, it appears that capital spending may be slightly higher in calendar year 2011 but the timing of projects remains difficult to predict at this time.

Looking at the Electrical/Instrumentation and Power markets, Matrix Service has recently received our N-Stamp certifications, which enable us to engineer, design, fabricate and construct certain nuclear components and structures. This certification covers our fabrication shop in Oklahoma and our engineering offices. The N-Stamp certifications represent our commitment to expand our capabilities and provide the U.S. nuclear power industry with another reliable domestic source of quality design and fabrication.

We are also in the process of pursuing our NR-Stamp. This will enable us to perform certain maintenance and repair work in existing nuclear facilities, which we believe will offer more near-term opportunities.

As I mentioned earlier, domestic utilities are implementing a series of electrical infrastructure renewable programs. These initiatives include many miles of new and upgraded transmission lines, transformer replacements and the rehabilitation and addition of high voltage substations.

As a contractor of choice of many investor-owned utilities in the northeast corridor, we are playing a major role in this electrical infrastructure build out, which will continue through fiscal 2011 and beyond. The Electrical/Instrumentation and Power market is not limited to the capital spending programs of domestic utilities. There are a number of new business opportunities from both traditional and non-traditional markets. For example, the development of the Marcellus shale gas play, for which we are uniquely positioned, will require the installation of a series of compressor stations, many of which are expected to be powered by electric motors. These compressor installations and associated electrical substations represent a significant new source of projects for the organization.

Our nation’s commitment to improving air quality continues to introduce more restrictive emission standards for domestic coal generating stations. In addition to the capital construction modifications required, we also have the capabilities to install and commission the corresponding electrical system upgrades.

The security of our domestic nuclear generating stations is creating opportunities in our Electrical/Instrumentation sector as well. We are currently supporting several nuclear facilities with the installation of enhanced surveillance and monitoring systems. This market is expected to continue throughout the next fiscal year. Additionally, we are currently performing and see additional opportunities to perform maintenance and electrical upgrades. Further, we expect the addition of an NR-Stamp to open up new opportunities to serve the nuclear industry as well.

Also recently we have begun leveraging our capabilities and customer relationships in the upstream petroleum market to further diversify our business. We are actively bidding on mechanical work to support new drilling programs, such as collection piping, flow lines and infrastructure improvements such as dehydration facilities, steam generators as well as plant maintenance. Matrix Service is providing shop and field erected tanks and mechanical services for new plants and plant expansions throughout the western U.S. and western Canada. The company has also received verbal awards to provide ongoing plant maintenance for two major customers. We believe these opportunities represent significant revenue potential for the company as we move into calendar years 2011 and 2012.

Regarding natural gas, the exploration and development of the natural gas shale reserves in the United States represents a significant opportunity for the company. Given our strong presence in the northeast, we are well positioned to capture mechanical and electrical construction projects associated with the Marcellus shale. Matrix Service can provide construction services associated with gas compression infrastructure including tankage, process vessels, gas/liquid processing facilities, and electrical substations related to the electric driven compression stations. The company also has the capability to provide services of varying scope and complexity in the construction of future gas fired generating stations.

As Tom mentioned, in fiscal 2009 and fiscal 2010, we made significant reductions in costs company-wide in response to the economic slowdown in North America. We will continue to manage our cost structure in response to changing market conditions; however, we remain committed to our growth strategy and have retained key staff during fiscal 2010 as we expect the number of project awards to increase in fiscal 2011 as previously discussed. The extended project delays experienced last fiscal year led to significant under absorption of overhead costs. However, with the number of project awards now increasing, we expect to increase utilization of our personnel as we go forward.

Regarding guidance, in fiscal 2011, we expect to achieve earnings per share in the range of $0.60 to $0.80 per fully diluted share. We are very encouraged by recent improvements in the aboveground storage tank, power and E&I markets; however, as I mentioned, we remain cautious in the downstream petroleum market as it is difficult to forecast at this point. Refinery spending is expected to increase slightly in calendar 2011, but significant overcapacity still exists in the repair and maintenance market, keeping gross margins under pressure.

The aboveground storage tank repair and maintenance business is showing some signs of improvement, but the timing of project awards continues to be very lumpy. Overall, we believe we are through the trough as business volume appears to be ramping up and we anticipate continued improvement into calendar year 2011. However, markets in general still remain very competitive. We continue to retain talent for projects we expect will be awarded in the near-term, which will have some impact on overhead absorption in the first quarter, but expect this to be less of an issue as the year progresses. Given our financial strength and positive earnings, we remain focused on profitability growing our business and continued market expansion.

With that, we will open up the calls for questions.

Operator

Thank you. Our first question comes from the line of Fred Buonocore with CJS Securities.

Fred Buonocore – CJS Securities

First question pertains to gross margin on the Construction Services side of the business. Typical in construction related businesses, you have contract true ups and write-downs as a normal part of operations. I’m just wondering if on the back of your press release where you show the adjustments to get to your 8.4% gross margin in the Construction Services business in the quarter, were there some contracts that were included—some write-downs—that were included in the adjusted number that you didn’t break out as special items? I’m just kind of trying to reconcile the relatively weak gross margin during the period.

Thomas Long, Vice President and CFO – Matrix Service Company

No, Fred. It’s really the under absorption, Fred, that we referred to throughout that drove that weakness that you’re referring to. There really are not any other projects other than the ones we disclosed of materiality.

Fred Buonocore – CJS Securities

Okay, it just looked like the margin declined sequentially from Q3 on somewhat decently higher revenue. So, I was just kind of wondering if there was something unusual there.

Thomas Long, Vice President and CFO – Matrix Service Company

No. Fred, to answer your question, I wouldn’t say there was anything unusual there. It really was the under absorption of the costs that we’re carrying as we’re seeing the backlog ramp up.

Fred Buonocore – CJS Securities

Also, on SG&A, was there anything more one-time in nature in SG&A that maybe having that a little bit elevated?

Thomas Long, Vice President and CFO – Matrix Service Company

No, Fred, there really wasn’t. I think overall, we have been progressing forward with some cost savings and some SG&A initiatives that we’ve got ongoing, but I wouldn’t put any one time other than kind of the stuff we’re talking about right now in the non-reoccurring.

Fred Buonocore – CJS Securities

Then just thinking about your full-year guidance and realizing you don’t give quarterly guidance, can you give us some help in understanding what Q1 maybe should look like relative to Q4? Obviously, it’s usually seasonally a sequentially down quarter from Q4, but I’m wondering if you can just give us a little help about how to think about Q1.

Mike Bradley, President and CEO – Matrix Service Company

I think a couple things that I want to mention about our guidance is one, as we mentioned the fourth quarter was soft and there was a slow start to a quarter, but things are ramping up and they’re ramping up nicely. I think that’s one impact. The second thing is we continue to be cautious on downstream petroleum. We’re not anticipating a great year there. That could change, but right now we think it’s going to continue to be very challenging.

Then, I think the third element is the project awards came in and as we mentioned, we continue to see that positive trend in the first quarter. But, a lot of those projects are just now getting started, so there will be a little bit of impact from under absorption as these projects ramp up. But, like I mentioned, we expect that to be less of an issue. So, the good news is the projects are coming in, backlog is up and we’re seeing things ramp up. It was just bit of a slower start than what we had anticipated.

Operator

Our next question comes from the line of Tahira Afzal with KeyBanc Capital Markets.

Tahira Afzal – KeyBanc Capital Markets

Just following up on the earlier questions, your revenues were up sequentially, yet your gross margin was down. When you’re saying that it’s essentially the anticipation of backlog ramp that’s slowing through, are you saying that incrementally you took on more overhead costs in the fourth quarter or the third quarter in that anticipation of what’s happening with your backlog?

Thomas Long, Vice President and CFO – Matrix Service Company

No, I wouldn’t say that, Tahira. It’s more of not all of our business units are equal there, meaning that the absorption is not something you can evenly apply. So, like you said, the revenue could be up, but I think it’s a lot of times dependent upon various areas that we look at. So, that’s probably as much of a determinant as any.

Tahira Afzal – KeyBanc Capital Markets

The second question was in regards to the cost overruns and change orders you’ve seen on the Gulf Coast side. Could you elaborate about why the cost overruns occurred? Was it because you underbid on certain projects? If you could give a little more color over there. Then, if you can talk about the operational changes you mentioned that you’ve made to ensure you don’t have these change orders or minimize these change orders going forward and any accountability there that you can elaborate on as well would be helpful.

Mike Bradley, President and CEO – Matrix Service Company

I will give you as much color as I can. Let me start with that as we laid it out, this was a series of small capital projects that rolled into a very, very large project that was managed by the client utilizing a series of small contracts across the entire project. What this created was an environment where you had a lot of complexity with multiple contractors working and it resulted in very low productivity.

The second major impact that we had was weather. We had a lot of weather related issues on this project that were not foreseen.

I think that, number one, as we do have a lot of outstanding change orders that we haven’t worked through yet and so we can’t determine yet what the amount of recovery we’re going to get, that’s why we booked the full charge in the fourth quarter. I think that going back and looking at this particular project, I talked about some operational changes, I won’t get into those specific, but I will say that we’ve gone back and looked at the process of project selection a little more carefully and particularly in these small cap projects and have made some adjustments to prevent that from occurring.

The one thing I can say is that the remainder of our projects throughout the year have been performed, I think, exceptionally. This was an exception. We’re not proud of it, but we have dealt with it and feel like this sort of thing, at least in this particular project, will be prevented.

Tahira Afzal – KeyBanc Capital Markets

Do you have other projects of a similar profile that are currently in your backlog?

Mike Bradley, President and CEO – Matrix Service Company

None that I’m aware of, Tahira, and we review that pretty consistently. This project got a lot of attention. Even though we’re small projects, we got a lot of attention.

Operator

Our next question comes from the line of Mike Harrison from First Analysis Securities Corp.

Mike Harrison – First Analysis Securities Corp.

I was wondering if you could talk a little bit about what your expectations are for the top line next year and how that factored into your guidance, your EPS guidance.

Mike Bradley, President and CEO – Matrix Service Company

We are expecting to continue to grow our top line as we go through fiscal 2011. We see a lot of opportunities. One is our recent backlog growth as well as the projects we have in the hopper. I think that that’s our expectation for 2011.

Mike Harrison – First Analysis Securities Corp.

In terms of the refinery turnaround market, you’ve talked a little bit about what you’re seeing there. Can you give us a little bit more detail on what your expectations are there? How long before some of these refiners just need to move forward on certain projects and take downtime? Is there a logical endpoint here where they just delay it too long?

Mike Bradley, President and CEO – Matrix Service Company

I think, number one, is that utilization rates—depending on what part of the country, not all parts of the country—have been much higher this year. So, you would expect there to be a corresponding increase in maintenance and we’re sensing that would occur more in 2011. I think the big issue right now in this market is there’s just too much capacity. You still have a lot of people out there bidding work very, very low. So, it’s putting a lot of pressure on gross margins. So, we’re just being as cautious as we can in this market.

So, I just think right now it’s a very challenging market and I don’t see that probably changing much until calendar ’11. As I would expect that if utilization rates remain like they are that we would see more maintenance opportunities. We have focused in looking at markets besides downstream petroleum as well.

Mike Harrison – First Analysis Securities Corp.

I wanted to congratulate you on getting your N-Stamp and maybe just ask a couple of questions around that. What kind of opportunities are you chasing? It sounds like that’s an area that you were working on previously. Are there projects that you were looking at and now you can formally bid on and we could see some action there momentarily?

Mike Bradley, President and CEO – Matrix Service Company

I think our focus was to be in a position to design and fabricate containment vessels associated with a nuclear build-out as well as other nuclear components associated with new plants. My take right now is those are probably going to get pushed out a bit. We are pursuing our NR-Stamp, which is a natural progression. This will allow us to do maintenance and repair work in existing facilities, which we believe is a more near-term opportunity for us and why we are focused on getting that certification, hopefully shortly after the first of the year.

Operator

Our next question is a follow-up question from the line of Tahira Afzal.

Tahira Afzal – KeyBanc Capital Markets

Just wanted to start off with the nine million barrels that you said that you’ve won since the close of fiscal year ’10, could you kind of help put that in perspective in terms of cost wise, how much, roughly, a million barrels is for you in terms of bookings?

Mike Bradley, President and CEO – Matrix Service Company

We typically don’t give that information, Tahira. Obviously, the cost per barrel depends on the size, the tank and the complexity. We’ll talk about more when we release our Q1 earnings on that, but I think it is a substantial addition to our current projects, so we’re pretty pleased with that. We continue to see opportunities and this company has tremendous strength and expansive capability in the storage market. We are very well positioned to continue to build that out.

Tahira Afzal – KeyBanc Capital Markets

Do you see, when you look through your bidding pipeline, are there other customers who are planning on doing something similar? Is that a fairly decently sized portion of your pipeline of projects and bids?

Mike Bradley, President and CEO – Matrix Service Company

I’m sorry. Do you mean, are we seeing different clients?

Tahira Afzal – KeyBanc Capital Markets

Well, I think when you look through your prospects, are you seeing other customers who are potentially thinking of doing the same thing, i.e. are you seeing more AST projects out there in your bidding pipeline?

Mike Bradley, President and CEO – Matrix Service Company

Oh yes, we’re seeing more projects out there, most definitely, both here, in Canada and in Latin America. So, we’ve moved north and we’re moving south as well.

Tahira Afzal – KeyBanc Capital Markets

Is your win rate around the same on these? Has it sort of reached a stability point, because I know as one point things were still very competitive?

Mike Bradley, President and CEO – Matrix Service Company

I think things are still very competitive. I don’t want to want to leave you with the idea that this isn’t a very competitive market. It still is. I think that, again, we have a great execution team. We did retain a lot of key talent as we’ve talked all year and we’re in an excellent position to continue to develop and build these opportunities.

Tahira Afzal – KeyBanc Capital Markets

The next question is really to do with your E&I business. Number one, you talked about reliability and high voltage. Could you talk again about the regions where you’re seeing this activity? I know you’re basically in the Northeast over there, but within the Northeast, which areas look a little stronger and how the pricing in that segment is holding out relative to your other businesses.

Mike Bradley, President and CEO – Matrix Service Company

Our focus is primarily in the Northeast and mid-Atlantic. Obviously, there’s a tremendous amount of infrastructure in that part of the country. We have continued to build out our territory and markets relative to the combination of the S.M. Electric and existing Matrix Service E&I capabilities. We continue to add new clients under arrangements—contractor of choice arrangements—that allow us to provide certain services. We continue to look at some of the non-traditional opportunities, which include solar, wind, and as we talked on the electric compression.

So, we’re pretty excited about our market and opportunities. Like, in general, I think every market is competitive. I think we have some very specialty capabilities, which our team has demonstrated very well. So, we look forward to continuing to build our relationships with existing clients and new clients in that market.

Tahira Afzal – KeyBanc Capital Markets

On the Marcellus, on the compressor installation opportunities, can you talk about what the size roughly in terms of dollars such an opportunity tends to be? If you could put that in perspective to your average opportunity size right now in the E&I segment.

Mike Bradley, President and CEO – Matrix Service Company

I would say that the size of the opportunities in the Marcellus—and they go beyond just electrical, okay—we have full mechanical, civil, mill riding capabilities to do turnkey stations as well as gas plant facilities. So, while the electrical piece would probably fall in line with similar size/scale of what we’re doing with utilities, I think that the compressor station opportunities could create some pretty good revenue opportunities for the company as these projects move forward.

So, we’re approaching the Marcellus as a total turnkey service provider given our skill sets and capabilities. We’re very well positioned.

Tahira Afzal – KeyBanc Capital Markets

As you look at these new opportunities and add on to that upstream opportunities you’re looking at, how much risk are you taking with turnkey opportunities and fixed-price opportunities in new regions, new businesses? Do you know how much risk capacity do you really think you have? Could you provide some color on how you’re trying to control the risk over there as you look at these opportunities?

Mike Bradley, President and CEO – Matrix Service Company

I think that in the parts of the country that we’re talking about in the Marcellus and really Northeast, I would say that we have a combination of T&M and cost plus, plus lump sum. I would tell you the mix up there right now is probably a little bit higher on the T&M side than on lump sum. We always do a thorough risk analysis on major projects in determining whether or not we’re comfortable taking on lump sums, whether we would prefer to do a portion of it fixed.

So, we go through a pretty thorough analysis, but what you have to remember in the projects that we look at is a lot of these folks—SM and Matrix—have been working in this part of the country a long time and have built a lot of substations and other projects. So, we’re very comfortable with the scopes that we take on.

Tahira Afzal – KeyBanc Capital Markets

The last one has to do with your bid pipeline. Could you provide any color on how that has changed since your last conference call in terms of mix?

Mike Bradley, President and CEO – Matrix Service Company

I would say that the pipeline is becoming more diverse. Obviously, we’ve talked about it pretty strong—AST pipeline—for some time. The awards just were slow, but they’re coming in. We’re seeing increased opportunities from renewables—solar, waste energy, landfill energy—all projects that we have and feel comfortable taking on. Then, I think just the general substation work and electrical work is very strong as well.

As I mentioned, we’re starting to see signs that cap ex spending on the downstream side could pick up in calendar 2011, just not ready to predict the timing on that right now. So, I think we’ve got a much broader set of opportunities plus Canada looks very strong right now as well as some of the stuff we’re looking at in Latin America.

Tahira Afzal – KeyBanc Capital Markets

If you look at last year and rewind, and obviously it was a very uncertain business environment, and if you look at your guidance now, how different or how have you ... of your guidance in terms of how conservatively you want ... or how cautiously you want to build in prospects given your experiences over the last year?

Mike Bradley, President and CEO – Matrix Service Company

Well, going into last year, our expectations in the turnaround in AST, Repair and Maintenance business were probably a little stronger than—well, they were stronger than what turned out. We really saw a drop off, as we talked, in the second half of our fiscal year. I think we were anticipating a very slow construction year and that project awards would be pushed out. Some got pushed out a lot farther than we expected. So, we were probably a little bit more optimistic on the downstream and less optimistic on the construction and that kind of flipped.

I would say right now, we are very encouraged on the Power, Electrical/Instrumentation and the above-ground storage tank business. Obviously, we’re seeing—it’s ramping up. Last year we were not ramping up. Things were dropping off. We’re a little more pessimistic on downstream petroleum. I think in general, until there is less capacity in the Construction Service business, gross margins are going to be challenging. So, I would say we’re trying to give a realistic view of the year, number one. But number two, as I mentioned, the year started out slower than we expected, but is ramping up nicely right now. So, we’re encouraged.

Operator

There are no further questions in the queue. I’d like to hand the call back over to management for closing comments.

Mike Bradley, President and CEO – Matrix Service Company

Well, again, we appreciate everyone joining us today. It was short notice and we apologize, but again, I think given the circumstances, I hope you understand and that we didn’t want to have this discussion at the time we filed our 10-K.

I think as you hopefully took away from this call, number one, 2010 was a challenging year in this business. I think that with the exception of some of the one-time charges and project losses, this team did a great job. We kept a lot of our key people and we continue to generate positive cash flow. We have positioned this company very well going into 2011.

You’ve seen the awards coming in. We’re seeing a lot of activity and we remain encouraged. We feel very good about our future. This company remains focused on growing our top line, growing our profitability and expanding our markets. Some of that requires a bit of investment, but we’re strong financially. We have good execution capabilities and I would say we’re excited about our future and very glad we’re in this position. I want to thank our team. They did an excellent job this year despite some of these challenges and continue to position this company very well for the future.

So, with that, thanks again and have a good evening.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful day.